WM. WRIGLEY JR. COMPANY

STOCK OPTION PROGRAM

(As Amended and Restated Effective January 1, 2008)

Incorporated into and adopted under the Wm. Wrigley Jr. Company

1997 Management Incentive Plan, 2007 Management Incentive Plan, and any

successor thereto

The purpose of these General Provisions (the "General Provisions") is to set forth certain provisions which shall be deemed a part of, and to govern, options to purchase shares of the Common Stock, without par value (the "Common Stock"), of Wm. Wrigley Jr. Company, a Delaware corporation (the "Company"), granted by the Company on or after March 4, 1997 under the provisions of the Wm. Wrigley Jr. Company 1997 Management Incentive Plan, as amended, the 2007 Management Incentive Plan, as amended, or any successor thereto (the "Plan"), unless otherwise provided in the Option Agreement (as hereinafter defined) evidencing any such option or options.

1. Form of Stock Option Grant. Each stock option ("Option") shall be in writing (an "Option Agreement") and shall specify (i) the name of the recipient of the Option (the "Optionee"), (ii) the number of shares of Common Stock subject to such Option, and (iii) the terms applicable to the exercise of such Option, including the exercise price, any restrictions applicable to such exercise and the expiration date (the "Expiration Date") for such exercise.

2. Time and Manner of Exercise.

2.1. Exercise of Option. (a) Except as otherwise provided herein, an Option shall become exercisable as in the Option Agreement.

(b) If an Optionee's employment by the Company terminates by reason of Retirement or Disability, then after the date of such Retirement or Disability, such Optionee's Option shall, notwithstanding Section 2.1 (a) hereof, continue to vest and become exercisable pursuant to the terms and conditions of the Option as set forth in the Option Agreement with respect to any Options remaining subject to such Option as of such date and may be exercised by such Optionee or his or her Legal Representative or Permitted Transferees, as the case may be, until the Expiration Date.

(c) If an Optionee's employment by the Company terminates by reason of the Optionee's death, then the Option may be exercised by such Optionee's Legal Representative or Permitted Transferees, as the case may be, until 11:59 p.m.

(Chicago time) on the first anniversary of the date of death.

(d) If an Optionee's employment is terminated by the Company with or without cause or by voluntary action of such Optionee (other than Retirement), such Optionee's Option shall expire on the effective date of such termination of employment and shall not thereafter be exercisable.

2.2. Method of Exercise. Subject to the limitations set forth in the Option Agreement and this Program, the Optionee may exercise an Option:

(a) by giving written notice to the Company or its designated representative specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) (1) in cash, (2) by delivery of previously owned whole shares of Common Stock (which such Optionee has held for at least six months prior to the delivery of such shares or which such Optionee purchased on the open market and for which such Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to such Option by reason of such exercise, (3) in cash by a broker-dealer acceptable to the Company to whom such Optionee has submitted all irrevocable notice of exercise or (4) a combination of (l) and (2), and

(b) by executing such documents as the Company may reasonably request.

The Company shall have sole discretion to disapprove of an election pursuant to any of subclauses (2) through (4) of clause (a) of this Section 2.2. Any fraction of a share of Common Stock, which would be required to pay such purchase price, shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the full purchase price therefor has been paid.

2.3. Termination of Option. (a) In no event may an Option be exercised after it terminates as set forth in this Section 2.3. An Option shall terminate, to the extent not exercised pursuant to Section 2.2 or earlier terminated pursuant to Section 2.1, on the Expiration Date stated in the Option Agreement.

3. Additional Terms and Conditions of Options.

3.1 Limited Transferability of Options. Except as may otherwise be permitted by the Plan or authorized in accordance with the terms of the Plan, an Option may be transferred by the Optionee (1) by will, (2) the laws of descent and distribution, (3) pursuant to beneficiary designation procedures approved by the Company, or (4) pursuant to a distribution duly ordered by a court of competent jurisdiction in connection with a divorce or dissolution proceeding. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime such Optionee’s Option is exercisable only by the Optionee, his or her Legal Representative or proper transferee. Except to the extent permitted by the foregoing, an Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt so to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of an Option, such Option and all rights thereunder shall immediately become null and void.

3.2. Withholding Taxes. (a) As a condition precedent to the delivery of shares of Common Stock to the Optionee upon exercise of an Option, the Optionee shall, upon request by the Company, pay to the Company or its designated representative in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of such Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

(b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.2(a), (2) delivery to the Company of previously owned whole shares of Common Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with such Optionee's Option (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Optionee upon exercise of such Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2) through (5). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock, which would be required to satisfy any such obligation, shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

3.3. Adjustment. The number and class of securities subject to an Option and the purchase price per share shall be subject to adjustment as provided in Section 1.6 of the Plan. If any such adjustment would result in a fractional security being subject to such Option, the Company shall pay the Optionee, in connection with the first exercise of such Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price per share of such Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.4. Compliance with Applicable Law. Each Option is subject to the condition that if the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

3.5. Delivery of Certificates. Upon the exercise of an Option, in whole or in part, the Company shall credit to a book-entry or other electronic account maintained for the Optionee, or deliver or cause to be delivered one or more certificates representing, the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.2.

3.6. Rights as a Stockholder. An Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to an Option unless and until purchased and credited to an account maintained for such Optionee or delivered to such Optionee upon the exercise of such Option, in whole or in part, and such Optionee becomes a stockholder of record with respect to such shares; and such Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and credited or delivered.

3.7. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of an Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to such Option from time to time.

3.8. Agreement Subject to the Plan. Each Option Agreement, and the Option thereby granted, are subject to the provisions of the Plan, including, without limitation, Sections 1.11 and 11.3 of the Plan, and shall be interpreted in accordance therewith.

4. Change in Control. (a) Notwithstanding any provision in the Plan or any Option Agreement, in the event of a Change in Control, all outstanding Options shall immediately become exercisable in full.

(b) "Change in Control" shall have the meaning as set forth in Section 11.2 of the Plan.

5. Miscellaneous Provisions.

5.1. Meaning of Certain Terms. (a) As used herein, employment by the Company shall include employment by a corporation, which is a "subsidiary corporation" of the Company, as such term is defined in section 424 of the Code. References in these General Provisions to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

(b) As used herein, the terms defined elsewhere in these General Provisions shall have the respective specified meanings and the following terms shall have the following respective meanings:

"Committee" shall have the meaning specified in the Plan.

"Disability" shall have the meaning specified in any long-term disability plan or arrangement maintained by the Company or, if no such plan or arrangement is then in effect, as determined by the Committee.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means the closing transaction price of a share of Common Stock, as reported on the New York Stock Exchange Composite Transactions on the date of exercise or, if there shall be no reported transaction for such date, on the next preceding date for which a transaction was reported.

"Legal Representative" shall include an executor, administrator, legal representative, guardian or similar person.

"Permitted Transferee" shall include any transferee (i) pursuant to a transfer permitted under the Plan or Section 3.1 of these General Provisions or (ii) designated pursuant to beneficiary designation procedures approved by the Company.

"Retirement" shall mean retirement from the employment of the Company (as defined in Section 5.1(a) hereof) on or after attaining 55 years of age and completing at least five years of employment with the Company.

5.2. Successors. These General Provisions shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of an Optionee, acquire any rights under such Optionee's Option Agreement in accordance with such Option Agreement, these General Provisions or the Plan.

5.3. Notices. All notices, requests or other communications provided for in an Option Agreement shall be made, if to the Company, to Wm. Wrigley Jr. Company, 410 North Michigan Avenue, Chicago, Illinois 60611, Attention: Secretary, and if to the Optionee under such Option Agreement, to the address for such Optionee set forth in the records of the Company. All notices, requests or other communications provided for in an Option Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile transmission with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if sent by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

5.4. Governing Law. Each Option Agreement (including these General Provisions) and all determinations made and actions taken pursuant thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.